Dynamic Materials Declares Annual Cash Dividend; Provides Update On Annual Stockholder's Meeting

BOULDER, Colo., June 7, 2007 /PRNewswire-FirstCall via COMTEX News Network/ -- Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), a leading provider of explosion-welded clad metal plates, today announced that its board of directors has declared an annual cash dividend of $0.15 per share. The dividend is payable on July 6, 2007, to shareholders of record as of June 22, 2007.

Management also announced that during yesterday's Annual Meeting, the amendment to increase the number of authorized shares of common stock to 25 million shares from 15 million shares was approved by stockholders.

In addition, the election of board members included the appointment of a new director, Richard P. Graff. Mr. Graff, who will serve as chairman of DMC's audit committee, is a former partner of PricewaterhouseCoopers LLP, where he served as the audit leader in the United States for the mining industry until his retirement in 2001. Since his retirement, Mr. Graff has been a consultant to the mining industry and, most recently, has served as a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining sector. He received his undergraduate degree in economics from Boston College and his post- graduate degree in accounting from Northeastern University. He currently serves on the board of directors of Meridian Gold Inc. and NewWest Gold Corporation.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company. Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including upstream oil and gas, oil refinery, petrochemicals, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries. The Company operates two business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys, and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company's website at http://www.dynamicmaterials.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties including, but not limited to, the following: our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipment; fluctuations in customer demand; changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended December 31, 2006.

SOURCE Dynamic Materials Corporation


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Geoff High of Pfeiffer High Investor Relations, Inc., +1-303-393-7044, for
Dynamic Materials Corporation
http://www.dynamicmaterials.com